Exhibit B in this Exhibit 10.1 has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, for any exhibit so furnished.

Exhibit 10.1
Transitional License and Linking Agreement

This Transitional License and Linking Agreement (“Agreement”) is made and entered into effective as of January 1, 2017 (“Effective Date”), by and between Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), Car.com, Inc., a Delaware corporation (“Licensor”), and Internet Brands, Inc., a Delaware corporation (“Licensee”).

Background

Effective as of December 19, 2016, Company, Licensor and Licensee entered into an Asset Purchase and Sale Agreement (“Asset Purchase Agreement”) pursuant to which Licensee purchased from Company and Licensor certain operating assets of Licensor’s automotive specialty finance leads business (“Purchased Assets”). The transaction closed effective as of the Effective Date. The Asset Purchase Agreement provided that the parties would enter into this Agreement upon closing of the transaction contemplated by Asset Purchase Agreement.

The parties desire to provide for (i) a limited, transitional license to Licensee for use of Licensor’s Car.com name and logo for sales and marketing purposes in connection with the Purchased Assets; and (ii) the transitional redirecting of any links to specialty finance application lead forms from any consumer websites owned or operated by Company or Licensor to Licensee’s designated landing page.

In order to document the foregoing, and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows.

Article I
Definitions

As used herein, the terms below shall have the following meanings:

“Affiliates” means, with reference to a specified Person, (i) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (ii) any Person that is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, partner or trustee or serves in a similar capacity or (iii) any member of the Immediate Family of the specified Person.

“Car.com Logo” means Licensor’s Car.com logo set forth on Exhibit A attached hereto.

“Car.com Name” means the name “Car.com.”

“Confidential Information” means, with respect to a designated party hereto, all trade secrets and other proprietary and confidential information relating to the designated party, including, without limitation, data; existing and prospective customer, vendor and supplier lists and files; obligations; documents; financial and accounting statements and records, business plans, budgets and projections; prospective customer proposals; technical information; marketing materials; and employee related information of the designated party. Confidential Information shall not include (i) any Confidential Information that subsequently becomes publicly available without breach of any obligation of confidentiality owing to the owner of the Confidential Information; (ii) Confidential Information that is independently derived or developed by a party without use of the Confidential Information of the other party; (iii) Confidential Information that becomes available on a non-confidential basis from a third party that is not bound by a confidentiality agreement with or subject to any obligation or duty of confidentiality to the owner of the Confidential Information or (iv) disclosure that is required by applicable Law, Rule, Regulation or Order, provided that the party required to disclose the Confidential Information shall provide the owner of the Confidential Information with prompt notice of any such order prior to disclosure so that appropriate protective orders may be sought.

“Damages” is as defined in Section 5.2 hereof.

“Law, Rule, Regulation or Order” means any statute, law, rule, regulation, notice or filing requirement, permit, ordinance, code, guideline, judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority or any arbitration authority that is binding on or applicable or related to specified party.

“Licensed Marks” means the Car.com Logo and Car.com Name.

“Person” means and includes an individual and any corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, government or any department or agency thereof, or any other entity.

“Term” is as defined in Section 4.1 hereof.

“Termination Date” means the fifth anniversary of the Effective Date.

“Transitional License” is as defined in Section 2.1 hereof.

“Transitional Linking” is as defined in Section 2.2 hereof.

“Transitional Services” means the Transitional License and the Transitional Linking.

“Transition Services Agreement” means the Transition Services Agreement under the Asset Purchase Agreement.

Article II
Transitional Services

2.1
Transitional License.

(a) During the Term, Licensor hereby grants to Licensee a limited, non-exclusive, non-transferable license (“Transitional License”) for use of the Licensed Marks solely for sales and marketing of automotive specialty finance leads to purchasers of automotive specialty finance leads from Licensee’s automotive specialty finance leads business. The parties acknowledge that the Transitional License does not include any license to use Company’s Car.com domain name or to use the Licensed Marks for any consumer marketing or advertising or for placement on any consumer-facing websites.

(b) Licensor shall be the sole and exclusive owner of, and retains all rights, title and interests in and to all, the Licensed Marks, including all trademark and copyright rights and moral rights therein, free from any claim or retention of rights thereto on the part of Licensee or any employee, consultant or agent of Licensee. Licensee will (i) not create a unitary composite mark involving any of the Licensed Marks and one (1) or more of its own trade names, trademarks, service marks, trade dress, logos or other commercial symbols; (ii) at all times display the Licensed Marks with such symbols and notices as Licensor may designate to clearly and sufficiently indicate the registration or other status and ownership thereof by Licensor in accordance with applicable trademark law and practice; (iii) comply with all written guidelines in accordance with this Agreement relating to the use thereof as provided to it by Licensor; (iv) will not seek to register the Licensed Marks in any jurisdiction; (v) will not use the Licensed Marks in the name of any corporate or other entity; (vi) hold itself out as being Licensor; and (vii) in no way use the Licensed Marks in a manner so as to tarnish, blur or dilute the quality, goodwill or reputation of Licensor associated therewith; provided, however, for restrictions (i)-(vii) no claim is made to the exclusive right to use “Car” apart from the Licensed Marks. Licensee acknowledges and agrees that its use of the Licensed Marks as licensed hereunder: (i) will at all times inure to the benefit, and be on behalf, of Licensor; and (ii) will not create in Licensee, nor will Licensee represent that Licensee has, any right, title, or interest in or to the Licensed Marks other than the license expressly granted herein. Licensee agrees not to do anything to contest or impair Licensor’s rights, title or interest in and to any of the Licensed Marks. Except as restricted by Section 4.1(a) of the Asset Purchase Agreement, the parties acknowledge that neither Licensor nor Autobytel is restricted in any way from using of the Licensed Marks.

(c) Licensor shall have the sole right and discretion to bring and prosecute third party proceedings alleging infringement of the Licensed Marks or unfair competition related thereto. Upon reasonable request by Licensor, Licensee agrees to provide Licensor, at no expense to Licensee, with reasonable cooperation and assistance with respect to any such infringement proceedings. Licensor shall not be under any obligation to bring or prosecute any such proceedings or to enforce Licensor’s rights, title and interests in the Licensed Marks or Licensee’s license rights therein.

2.2
Transitional Linking.

(a) Except as may be specifically provided otherwise in the Transition Services Agreement, during the Term or until the earlier removal in accordance with Section 4.1(a) of the Asset Purchase Agreement of existing links on any consumer website owned or operated by Autobytel pointing to specialty finance lead forms, Autobytel shall redirect such links to Buyer’s landing page (www.autocreditexpress.com/apply/); provided that during the entire Term, the business-to-consumer links located on www.autobytel.com/car-financing/ will be redirected to Buyer’s landing page (www.autocreditexpress.com/apply/). The first 300 clicks or redirects per month during the Term will be provided without charge to Licensee. Thereafter, Licensee will pay Company at the rate of $2.00 per click or redirect. The parties will use Google Analytics to track reporting of such clicks and redirects and will reconcile Licensee’s Google Analytics account reporting to Company’s server-level redirects. Licensee may pause or terminate this transitional linking or request redirection to a different landing page for Licensee’s automotive specialty finance leads business at any time during the Term upon written notice to Company (email notice sufficient).

(b) Once consumers are redirected, Licensee shall have full responsibility for such redirected consumers, including responsibility for all compliance with all applicable privacy, consent and other laws, rules, regulations and orders (including compliance the Telephone Consumers Protection Act). Upon being redirected, Licensee will ensure that redirected consumers are provided notification or other indication that the consumer has been redirected to Licensee’s website and that the consumers are notified of, or otherwise exposed to, and bound by Licensee’s privacy policy and opt-out procedures.

(c) During the Term of this Agreement, Licensor will maintain negative phrase match type keywords on all paid Car.com SEM accounts, campaigns and ad groups as listed on Exhibit B.

2.3          Disclaimer of Representations and Warranties. THE TRANSITIONAL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, WITHOUT REPRESENTATION OR WARRANTY OF ANY TYPE OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING (I) ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, OR INTERFERENCE; AND (II) ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PERFORMANCE OF THE AUTOBYTEL LINKING OR REDIRECTS OR NUMBER OF CLICKS THAT MAY RESULT FROM SUCH LINKING OR REDIRECTS. LICENSEE ACKNOWLEDGES THAT LICENSOR DOES NOT HOLD ANY REGISTRATIONS WITH ANY GOVERNMENTAL AUTHORITY FOR THE LICENSED MARKS. LICENSOR BELIEVES THAT LICENSOR MAY HAVE CERTAIN COMMON LAW RIGHTS IN THE LICENSED MARKS, BUT CANNOT PROVIDE LICENSEE WITH ANY ASSURANCES AS TO THE EXTENT OF SUCH RIGHTS, IF ANY.

Article III
Transitional Services Fees

3.1         Transitional Services Fees. For and in consideration of the Transitional Services, Licensee shall pay to Licensor the following annual fees, payable in equal installments as set forth below:

Quarters in Calendar Year	Total Annual Fees	Installments	Payment Dates

2017	$425,000.00	$106,250.00	March 30, 2017, June 30, 2017 September 30, 2017 December 31 2017
2018	$350,000.00	$87,500.00	March 30, 2018, June 30, 2018 September 30, 2018 December 31 2018
2019	$300,000.00	$ 75,000.00	March 30, 2019, June 30, 2019 September 30, 2019 December 31 2019
2020	$250,000.00	$ 62,500.00	March 30, 2020, June 30, 2020 September 30, 2020 December 31 2020
2021	$250,000	$ 62,500	March 30, 2021, June 30, 2021 September 30, 2021 December 31 2021

3.2       Payment Terms. Payments shall be due and payable by Licensee to Licensor within thirty (30) days after the end of the applicable three month period as illustrated above. In the event Licensor fails to make payments when due, Licensor will notify (email notification sufficient) Licensee and if Licensee does not cure the breach within five (5) business days of notification, the amount of such unpaid payments shall accrue interest at a rate equal to ten percent (10%) per annum. In addition if the breach remains uncured, Licensor may (i) withhold further Transitional Services under this Agreement until such time as all payments are made; (ii) require that payments for subsequent Transitional Services be paid in advance; and/or (iii) pursue any remedies available at law or equity.

Article IV
Term and Termination

4.1      Term. The term of this Agreement (“Term”) shall commence as of the Effective Date and shall expire on the Termination Date, unless terminated earlier pursuant to Section 4.2 hereof.

4.2       Termination. This Agreement may be terminated prior to its expiration:

(a) By the mutual consent of all parties.

(b) By any party upon thirty (30) days’ written notice to the other parties in the event of any material breach of this Agreement by another party and such breach is not cured within such thirty (30)-day notice period; provided, however, that in the case of breach related to payments due to a party, the foregoing notice and cure period shall be five business (5) days. A notice of breach and intent to terminate shall include a description of the events giving rise to the breach in reasonable detail.

(c) By Licensor or Autobytel in accordance with Section 5.2(b).

4.3          Effect On Rights. Termination of this Agreement shall not act as a waiver of any breach of this Agreement by any party and shall not act as a release of any party from any liability for a breach or default under this Agreement.

4.4          Survival of Provisions. The provisions of Section 4.3 and of Articles V and VI shall survive any termination or expiration of this Agreement.

Article V
Exclusion and Limitation of Damages; Indemnification

5.1       Exclusion and Limitation of Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR REVENUES, FOR ANY BREACH OF THIS AGREEMENT, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN THE EVENT THAT A PARTY BREACHES ITS OBLIGATIONS UNDER THIS AGREEMENT, THE NON-BREACHING PARTY SHALL HAVE THE RIGHT TO EXERCISE ALL RIGHTS AND REMEDIES AVAILABLE TO IT AT LAW OR IN EQUITY; PROVIDED, HOWEVER, THAT THE LIABILITY OF THE BREACHING PARTY, REGARDLESS OF THE FORM IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT, SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND ALL OTHER DAMAGES AND REMEDIES ARE WAIVED, AND IN NO EVENT SHALL SUCH ACTUAL DAMAGES EXCEED THE TOTAL AMOUNT OF THE TRANSITIONAL SERVICES FEES PAYABLE TO COMPANY UNDER THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 5.1, THE FOREGOING LIMITATIONS ON LIABILITY SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.2.

5.2      Indemnification.

(a) Each party to this Agreement will defend, indemnify and hold harmless the other party and each of its parent company, affiliate companies, officers, directors, employees and agents against and in respect of any loss, debt, liability, damage, obligation, claim, demand, fines, penalties, forfeitures, judgment, or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise) (collectively, “Damages”) arising out of, resulting from or based upon any claim, action or proceeding by any third party, including any governmental or regulatory body, alleging facts or circumstances constituting, or that results or arises from, (i) a breach of any obligations, representations or warranties of the indemnifying party set forth in this Agreement; or (ii) any violation by the indemnifying party of any law, rule, regulation or order.

(b) Licensor will defend, indemnify and hold harmless Licensee and each of Licensee’s parent company, affiliate companies, officers, directors, employees and agents against and in respect of any Damages arising out of, resulting from or based upon any claim, action or proceeding by any third party for infringement or alleged infringement of any copyright, trademark or other intellectual property of such third party resulting from Licensor’s use of the Licensed Marks in compliance with this Agreement. If a third party claim is made under this Section 5.2(b), or appears likely to be made, Licensor may elect to attempt to obtain such rights as are necessary to enable Licensee to continue to use the Licensed Marks in compliance with this Agreement. If such continued use cannot be obtained on a commercially reasonable basis, Licensor or Autobytel may elect to terminate this Agreement without liability to Licensor for any Damages resulting from the termination of this Agreement. The foregoing indemnification obligation under this Section 5.2(b) will not apply to the extent the claim arises as a result of any use of the Licensed Marks by Licensee in a manner other than as specified in, or that is not in compliance with, this Agreement.

(c) If a party entitled to indemnification under this Section 5.2 (an “Indemnified Party”) makes an indemnification request to the other party, the Indemnified Party shall permit the other party (the “Indemnifying Party”) to control the defense, disposition or settlement of the matter at its own expense, and the Indemnifying Party, at its discretion, may enter into a stipulation of discontinuance and settlement thereof, provided that the Indemnified Party is fully and unconditionally released from such claims. The Indemnifying Party, however, will not have any authority to obligate the Indemnified Party in any way. The Indemnified Party shall be permitted to participate in such defense and represent itself at its own expense and to use counsel of its own choosing. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with the Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party’s failure to notify Indemnifying Party shall not diminish Indemnifying Party’s obligations under this Section 5.2 except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

Article VI
General Provisions

6.1          Relationship of the Parties. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, employment or agency relationship between the parties. Neither party shall be liable for the debts, obligations or responsibilities of the other, and neither party shall have the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other party or to bind the other party in any manner.

6.2          Force Majeure. The obligations of a party to the other party under this Agreement shall be suspended with respect to any specified obligation during the period and to the extent the providing party is prevented or hindered from performing such obligation by any Law, Rule, Regulation or Order or by any cause beyond the control of such party, including acts of God, strikes, lockouts and other labor and industrial disputes and disturbances, unavailability of personnel, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), terrorism, fires, flood, storm, explosions, earthquakes, Internet or telecommunication failures or outages, governmental action, or shortage or failure of necessary equipment, materials or labor. In such event, the obligated party shall give notice of suspension as soon as reasonably practicable to the other party stating the estimated date and extent of such suspension and the cause thereof, and the providing party shall resume the performance of its suspended obligations as soon as reasonably practicable after the removal of the cause.

6.3          Incorporation by Reference. The terms, conditions and provisions of Sections 7.1 (Notices), 7.3 (Severability), 7.4 (Entire Agreement), 7.6 (Parties in Interest) 7.7 (Specific Performance) 7.8 (Governing Law), 7.9 (Jurisdiction and Waiver of Jury Trial), 7.11 (Counterparts), and 7.13 (Amendment, Waiver) of the Asset Purchase Agreement are incorporated by reference herein, and shall be a part of this Agreement as if set forth in full herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Licensee Internet Brands, Inc. By: /s/ Robert N. Brisco Robert N. Brisco, Chief Executive Officer	Company Autobytel Inc. By: /s/ Glenn E. Fuller Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

Licensor
Car.com, Inc.
By: /s/ Glenn E. Fuller Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

Exhibit A

Car.com Logo

Exhibit B

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.